Filed Pursuant to Rule 424(b)(3)
Registration No. 333-92383

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 2001)

Charles River Laboratories International, Inc.

Common Stock

        We initially issued warrants to purchase common stock of the Company in a transaction exempt from the registration requirements of the Securities Act of 1933. Each warrant entitles the holder to purchase 7.60 shares of our common stock at an exercise price of $5.19 per share, subject to adjustment in some circumstances. We filed a registration statement (Registration No. 333-92383) in order to permit the holders of these warrants and shares of our common stock acquired on exercise of these warrants to resell those securities in transactions that are registered under the Securities Act of 1933.

        In the prospectus contained in that registration statement, there is a table that provides certain information with respect to holders of warrants. We have prepared this prospectus supplement to add the following persons to the table as holders of warrants and underlying shares of common stock. The holders listed below exercised the warrants listed below in September 2005. Therefore, this supplement relates to the resale of the underlying common stock issued to the holders upon the exercise of the warrants.

	Number of Warrants and Underlying Common Stock Owned Prior to Resale of Common Stock				Ownership After Resale of Common Stock
Name and Address of Holders	Number of Warrants Exercised	Number of Shares Underlying the Warrants	Percentage of Common Stock Owned Prior to Resale	Number of Shares Offered by Holder	Percentage of Shares of Common Stock
Basso Holdings Ltd. (f/k/a AIG SoundShore Holdings Ltd.) 1266 East Main Street Stamford, CT 06902	12,000	91,200	—	91,200	—
DKR SoundShore Strategic Holding Fund Ltd. (f/k/a AIG SoundShore Strategic Holding Fund Ltd.) 1281 East Main Street Stamford, CT 06902	3,000	22,800	—	22,800	—

        None of the above holders has a material relationship with us, except as described in the accompanying prospectus.

The date of this Prospectus Supplement is December 1, 2005.